Exhibit T3B.8

AMENDMENT TO THE BYLAWS OF

TRESCOM U.S.A., INC.

Section 2 of Article IV of the Bylaws of TresCom U.S.A., Inc., was amended by the Board of Directors, effective as of the 16th day of October, 1995, to read as follows:

“Section 2. Number. Until the number is changed by resolution of the shareholders at any time, and from time to time, the Board shall consist of three (3) directors.”